NEWS RELEASE

                   PolyOne Reports Second-Quarter 2007 Results

      o Double-digit percent operating income and gross margin improvement in aggregate for business segments, excluding Vinyl Business and Resin & Intermediates
      o Soft residential construction demand in North America depresses Resin & Intermediates joint ventures and Vinyl Business segment sales and margins
      o International Color and Engineered Materials segment delivers double-digit sales and earnings growth
      o     North American Color and Additives business turns profitable
      o On July 6, PolyOne sold its interest in Oxy Vinyls, L.P. for $261 million

CLEVELAND - August 7, 2007 - PolyOne Corporation (NYSE: POL), a leading global provider of specialized polymer materials, services and solutions, today reported unaudited results for the second quarter ended June 30, 2007 and for the first half of 2007.

Sales in the second quarter of 2007 reached $688.8 million, up 5 percent from the first quarter of 2007 and flat compared with second-quarter 2006 sales. PolyOne reported a $0.06 per share loss in the quarter. Second quarter 2007 earnings included special items, of which $0.15 per share were charges associated with the divestment of the Oxy Vinyls, L.P. (OxyVinyls) joint venture (sold July 6, 2007) and the premium costs associated with the redemption of $100 million of the Company's 10.625 percent Senior Notes due 2010. Adjusting for the above and other special items, the Company earned $0.10 per share. (See Attachments 5, 7 & 7A "Reconciliation of Non-GAAP Financial Measures")

For the second quarter of 2006, the Company earned $0.46 per share. The year-over-year decline in second quarter 2007 earnings is primarily attributable to:

      o The July 6, 2007 strategic divestment of the OxyVinyls joint venture and the redemption of $100 million of the Company's 10.625 percent Senior Notes due in 2010, which in combination resulted in charges of $22.3 million;
      o     Lower income from the Resin and Intermediates (R&I) joint ventures
            ($17.0 million) and the Vinyl Business segment ($6.7 million);
      o     Non-recurring benefits to second quarter 2006 results that included one-time insurance, legal settlements and adjustments to related reserves of $8.4 million; and
      o A reversal totaling $14.1 million of a deferred tax allowance associated with domestic earnings when compared to the second quarter of 2006.

A marked downward shift in residential building and construction demand drove OxyVinyls earnings down $40.4 million , dropping from $41.3 million for the first six months of 2006 to $0.9 million for same period in 2007. As previously noted, on July 6, 2007, the Company divested its OxyVinyls equity interest for $261 million in cash.

With a portion of the net proceeds from the OxyVinyls divestment, the Company has called for redemption on August 9, 2007 of the entire outstanding balance of $141.4 million of its 10.625 percent Senior Notes due 2010. The cumulative elimination of $241.4 million of these Senior Notes in the second and third quarters of 2007 will lower annual interest expense by approximately $25 million in 2008 compared with 2006, with the Company realizing an anticipated $5 million interest expense reduction in the third quarter 2007 compared to the second quarter.

"While the downturn in construction and residential housing significantly affected our R&I joint ventures and Vinyl Business in North America, we are encouraged by the operating performance in our non-vinyl businesses," said Stephen D. Newlin, chairman, president and chief executive officer. "Second quarter operating income for the four businesses that comprise the All Other business segment improved 60 percent, led by increased gross margins realized through specialization efforts. Additionally, in the second quarter, North American Color and Additives turned profitable and our International Color and Engineered Materials segment delivered double-digit sales and earnings growth."

For the second quarter of 2007, PolyOne reported operating income of $12.4 million and gross margin of 12.3 percent, down from the same period in 2006, primarily due to weakness in the chloro-vinyl businesses. Gross margin in the Vinyl Business segment declined due to continued softness in residential construction demand. Operating income in the aggregate for the Company's non-vinyl operating segments increased 33 percent, or $4.8 million, compared to the second quarter of 2006. Reflecting progress from the Company's specialization strategy, aggregate gross margin as a percentage of sales for these businesses improved 1.2 percentage points to 12.7 percent compared with the same period a year ago.

Newlin added, "Although much work remains in our transformation, our strategies are delivering results earlier than anticipated. Moreover, with the divestment of our interest in the OxyVinyls joint venture, we have significantly reduced our exposure to the building and construction end markets, eliminated a major source of earnings volatility and reduced our debt. We now have increased flexibility to explore new value-creating opportunities for the Company in support of our strategy."

Third-quarter 2007 Business Outlook

PolyOne anticipates that the overall North American economic environment in the third quarter of 2007 will continue to be challenging and reflect only modest improvement compared with the second quarter of 2007. North American construction and automotive demand are projected to remain weak and below third quarter 2006 levels. Consequently, Vinyl Business sales are expected to be flat sequentially, but decline up to 10 percent compared with the third quarter of 2006. Aggregate non-Vinyl business sales, on the other hand, are anticipated to grow 6 percent to 9 percent compared with the third quarter of 2006. In particular, solid demand is expected in most key international markets, driving continued growth in sales and earnings. Total gross margin is projected to increase year-over-year reflecting early benefits from the Company's specialization strategy.

SunBelt earnings are anticipated to decline moderately compared with the prior year, but overall chlor-alkali margins are projected to remain relatively strong. After the divestment on July 6, 2007, OxyVinyls results will no longer be reported.

In the third quarter of 2006, the Company realized $6.8 million net benefit from legal settlements and adjustments to related reserves. The Company does not anticipate realizing a similar benefit this year. The Company anticipates that third quarter "Corporate and eliminations," excluding non-operational charges, should be consistent with the first half 2007 average.

The Company projects that interest expense for the third quarter will decline approximately $5 million sequentially as a result of its planned redemption on August 9, 2007 of the outstanding balance of the 10.625 percent Senior Notes due 2010.

The completion of the OxyVinyls divestiture will result in a $31.5 million non-recurring tax benefit in the third quarter from the reversal of deferred tax liabilities. Partially offsetting this benefit will be debt premium costs and the write-off of unamortized debt issuance fees associated with the redemption of the $141.4 million outstanding balance of the Senior Notes as well as other factors that should total approximately $10.5 million.

Consistent with the first and second quarters of this year, the Company will record tax expense related to domestic earnings in the third quarter of 2007 in contrast with the same period in 2006. Recording this tax expense will not affect cash flow due to PolyOne's remaining domestic net operating loss carry-forwards. Cash taxes will continue to be associated principally with non-U.S. earnings.

Second-quarter 2007 Earnings Conference Call and Webcast

PolyOne will host a conference call at 9:00 a.m. Eastern time on Wednesday, August 8, 2007. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), passcode 34382861, conference topic:
Second-quarter 2007 PolyOne Earnings Conference Call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The passcode for the replay is 48872952. The call will be broadcast live and then be available via replay until Monday, August 13, 2007 on the Company's Web site at www.polyone.com.

About PolyOne

PolyOne Corporation, with 2006 annual revenues of approximately $2.6 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered in northeast Ohio, PolyOne has operations in North America, Europe, Asia and Australia, and joint ventures in North America and South America. See www.polyone.com for additional information on PolyOne.

Investor & Media Contact:  Dennis Cocco
                           Vice President, Investor Relations & Communications 440.930.1538

Use of Non-GAAP Financial Measures

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items and per share impact of special items, operating income excluding the Vinyl Business segment, gross margin, earnings before OxyVinyls divestment and debt premium charges and gross margin excluding the Vinyl Business segment. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities, operating income (loss) and income (loss) per share and gross margin.

PolyOne's chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and to allocate resources. In addition, operating income before special items and operating cash flow are components of various PolyOne annual and long-term employee incentive plans.

Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachments 7 & 7A) and provide detail about special items (Attachment 5). Also attached are certain financial schedules and a summary of unaudited segment results.

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

      o the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;
      o changes in polymer consumption growth rates within the U.S., Europe or Asia or other countries where PolyOne conducts business;
      o changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;
      o fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
      o production outages or material costs associated with scheduled or unscheduled maintenance programs;
      o costs, difficulties or delays related to the operation of joint venture entities;
      o lack of day-to-day operating control, including procurement of raw materials, of equity affiliates or joint ventures;
      o partial control over investment decisions and dividend distribution policy of the SunBelt partnership and other minority equity holdings of PolyOne;
      o an inability to launch new specialized products and/or services within PolyOne's various businesses;
      o     the possibility of further goodwill impairment;
      o     an inability to maintain any required licenses or permits;
      o     an inability to comply with any environmental laws and regulations;

      o the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
      o unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;
      o an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;
      o     a delay or inability to achieve targeted debt level reductions;
      o an inability to access the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;
      o any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;
      o any delay and/or inability to bring to profitability and/or maintain profitability for the North American Color and Additives and the North American Engineered Materials segments;
      o     an inability to raise or sustain prices for products or services;
      o an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid business disruptions;
      o any change in any agreements with product suppliers to PolyOne Distribution that prohibits PolyOne from continuing to distribute a supplier's products to customers;
      o any change that would affect the Company's ability to reverse associated deferred tax liabilities as a result of the sale to OxyVinyls;
      o the timing and amounts of any repurchases of outstanding senior notes and debentures of the Company, including the amount of any premiums paid;
      o     the actual interest savings resulting from the reduction of debt;
      o     any changes in the supply agreements and extensions with OxyVinyls;
            and
      o other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #80807)

                                      # # #

                                                                    Attachment 1
Supplemental Information

         Quarterly Summary of Consolidated Operating Results (Unaudited)
                      (In millions, except per share data)


                                                                         2Q07            2Q06            1Q07
                                                                    --------------- --------------- ---------------

Operating results:
Sales - continuing operations                                           $688.8          $686.4          $657.8

Operating income                                                          12.4            63.6            26.5

Net income (loss)                                                         (5.4)           42.5             7.4

Earnings (loss) per common share:
Basic and diluted earnings (loss) per share                            $ (0.06)         $  0.46        $  0.08

Total per share impact of special items (1) after tax:                 $ (0.16)         $  0.16        $ (0.01)

Other Data :
Depreciation and amortization                                          $  14.5          $ 14.3         $  14.1

(1) - "Special Items" is a non-GAAP financial measure. A discussion is at the end of this release regarding the use of non-GAAP financial measures. A definition and a list of special items appear in Attachment 5

Please Note - The Engineered Films business was sold in February 2006. As a result, PolyOne no longer has any businesses that are accounted for as discontinued operations.

                                                                    Attachment 2


                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                      (In millions, except per share data)

                                                                        Three Months Ended          Six Months Ended
                                                                             June 30,                   June 30,
                                                                     -------------------------  -------------------------
                                                                         2007         2006          2007         2006
                                                                     ------------ ------------  ------------ ------------
Sales                                                                  $  688.8     $  686.4      $1,346.6     $1,361.0
Operating costs and expenses:
   Cost of sales                                                          594.1        590.6       1,156.0      1,173.3
   Selling and administrative                                              66.2         49.5         128.0         97.8
   Depreciation and amortization                                           14.5         14.3          28.6         28.6
Income (loss) from equity affiliates and minority interest(1)              (1.6)        31.6           4.9         70.3
                                                                     ------------ ------------  ------------ ------------
Operating income                                                           12.4         63.6          38.9        131.6
Interest expense                                                          (16.0)       (16.8)        (31.3)       (33.4)
Interest income                                                             0.9          0.8           1.8          1.3
Premium on early extinguishment of long-term debt                          (5.3)        (1.2)         (5.3)        (1.2)
Other expense, net                                                         (1.8)        (1.5)         (2.7)        (2.7)
                                                                     ------------ ------------  ------------ ------------
Income (loss) before income taxes and discontinued operations              (9.8)        44.9           1.4         95.6

Income tax (expense) benefit                                                4.4         (2.4)          0.6         (4.1)
                                                                     ------------ ------------  ------------ ------------
Income (loss) before discontinued operations                               (5.4)        42.5           2.0         91.5
Loss from discontinued operations, net of
  income taxes                                                                -            -             -         (2.1)
                                                                     ------------ ------------  ------------ ------------
Net income (loss)                                                     $    (5.4)   $    42.5    $       2.0   $    89.4
                                                                     ============ ============  ============ ============

Earnings (loss) per common share: Basic and diluted earnings (loss):
     Before discontinued operations                                   $   (0.06)   $   0.46     $     0.02   $     0.99
     Discontinued operations                                                  -           -              -        (0.02)
                                                                     ------------ ------------  ------------ ------------
     Basic earnings (loss) per share                                  $  (0.06)   $    0.46     $     0.02   $     0.97
                                                                     ============ ============  ============ ============

Weighted average shares used to compute earnings per share:
    Basic                                                                 92.8          92.4          92.7         92.2
    Diluted                                                               92.8          93.0          93.0         92.6

Dividends paid per share of common stock                             $       -      $      -    $        -   $        -

Equity earnings recorded by PolyOne:
  OxyVinyls                                                          $      2.2     $   16.6    $      0.9   $     41.3
  SunBelt                                                                  11.0         13.7          18.0         26.3
  Other equity affiliates                                                   1.2          1.6           2.1          3.2
Impairment of OxyVinyls investment                                        (15.9)           -         (15.9)           -
Minority interest                                                          (0.1)        (0.3)         (0.2)        (0.5)
                                                                     ------------ ------------  ------------ ------------
(1)Income (loss) from equity affiliates and minority interest        $     (1.6)    $   31.6    $      4.9    $    70.3
                                                                     ============ ============  ============ ============

                                                                    Attachment 3

                      PolyOne Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets (Unaudited)
                                  (In millions)


                                                                                June 30,           December 31,
                                                                                  2007                 2006
                                                                            ------------------   ------------------

Assets
Current assets:
   Cash and cash equivalents                                                 $       44.0         $       66.2
   Accounts receivable, net                                                         305.4                316.4
   Inventories                                                                      261.9                240.8
   Deferred income tax assets                                                        18.2                 18.1
   Other current assets                                                              25.2                 27.8
                                                                            ------------------   ------------------
     Total current assets                                                           654.7                669.3
Property, net                                                                       439.2                442.4
Investment in equity affiliates                                                     282.4                287.2
Goodwill                                                                            287.0                287.0
Other intangible assets, net                                                         11.7                  9.4
Deferred income tax assets                                                           25.5                 21.1
Other non-current assets                                                             62.1                 64.4
                                                                            ------------------   ------------------
     Total assets                                                              $  1,762.6           $  1,780.8
                                                                            ==================   ==================

Liabilities and Shareholders' Equity
Current liabilities:
   Short-term bank debt                                                      $       23.7        $         5.2
   Accounts payable                                                                 306.4                221.0
   Accrued expenses                                                                  84.4                 93.1
   Current portion of long-term debt                                                 12.5                 22.5
                                                                            ------------------   ------------------
     Total current liabilities                                                      427.0                341.8
Long-term debt                                                                      457.5                567.7
Post-retirement benefits other than pensions                                         82.9                 83.6
Other non-current liabilities, including pensions                                   188.0                200.5
Minority interest in consolidated subsidiaries                                        5.8                  5.5
                                                                            ------------------   ------------------
     Total liabilities                                                            1,161.2              1,199.1
                                                                            ------------------   ------------------
Shareholders' equity                                                                601.4                581.7
                                                                            ------------------   ------------------
     Total liabilities and shareholders' equity                                $  1,762.6           $  1,780.8
                                                                            ==================   ==================

                                                                    Attachment 4

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                  (In millions)

                                                                          Three Months Ended        Six Months Ended
                                                                               June 30,                 June 30,
                                                                        -----------------------  -----------------------
                                                                          2007         2006         2007        2006
                                                                        ----------  -----------  ----------- -----------
Operating Activities
   Net income (loss)                                                     $   (5.4)   $   42.5    $     2.0    $   89.4
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                           14.5        14.3         28.6        28.6

       Loss on disposition of discontinued business                           -           -            -           2.3
     Premium on early extinguishment of long term debt                        5.3         1.2          5.3         1.2
     Companies carried at equity and minority interest:
       Impairment of investment in equity affiliate                          15.9         -           15.9         -
       Income from equity affiliates and minority interest                  (14.3)      (31.6)       (20.8)      (70.3)
       Dividends and distributions received                                   9.6        38.1          9.8        42.2
     Change in assets and liabilities:
       Accounts receivable                                                  (12.7)        3.9        (70.8)      (43.4)
       Inventories                                                          (12.0)       (8.5)       (17.0)      (16.4)
       Accounts payable                                                      35.7        12.5         79.8        31.7
       Increase (decrease) in sale of accounts receivable                    89.2         -           89.2        (7.9)
       Accrued expenses and other                                           (29.3)      (11.3)       (21.7)       (8.1)
     Net cash used by discontinued operations                                 -           -            -          (0.1)
                                                                        ----------  -----------  ----------- -----------
Net cash provided by operating activities                                    96.5        60.0        100.3        49.2

Investing Activities
   Capital expenditures                                                     (12.9)      (10.6)       (20.4)      (15.5)
   Proceeds from sale of assets                                               -           4.8          4.0         7.2
   Proceeds from sale of discontinued business, net                           -           -            -          17.3
   Net cash used by discontinued operations                                   -           -            -          (0.2)
                                                                        ----------  -----------  ----------- -----------
Net cash provided (used) by investing activities                            (12.9)       (5.8)       (16.4)        8.8

Financing Activities
   Change in short-term debt                                                 17.4        (2.1)        17.5        (2.4)
   Change in long-term debt                                                (120.7)      (15.7)      (121.4)      (15.8)
   Premium on early extinguishment of long-term debt                         (5.3)       (1.2)        (5.3)       (1.2)
   Proceeds from exercise of stock options                                    0.4         0.7          0.7         2.8
                                                                        ----------  -----------  ----------- -----------
Net cash used by financing activities                                      (108.2)      (18.3)      (108.5)      (16.6)

Effect of exchange rate changes on cash                                       1.5         1.6          2.4         0.8
                                                                        ----------  -----------  ----------- -----------
Increase (decrease) in cash and cash equivalents                            (23.1)       37.5        (22.2)       42.2
Cash and cash equivalents at beginning of period                             67.1        37.5         66.2        32.8
                                                                        ----------  -----------  ----------- -----------
Cash and cash equivalents at end of period                               $   44.0    $   75.0     $   44.0    $   75.0
                                                                        ==========  ===========  =========== ===========

                                                                    Attachment 5

                      Summary of Special Items (Unaudited)
                      (In millions, except per share data)

"Special items" include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income.

                                                                         2Q07            2Q06            1Q07
                                                                    --------------- ---------------  --------------
Special items

Continuing operations:
Employee separation and plant phaseout costs (1)                       $  (0.7)        $   0.2          $     -
Asset impairments (2)                                                    (15.9)           (0.1)               -
Environmental remediation at inactive sites (3)                           (0.9)            2.3             (1.0)
Cost incurred for early extinguishment of long-term debt(4)               (6.4)           (1.4)
                                                                    --------------- ---------------  --------------
   Impact on pre-tax income                                              (23.9)            1.0             (1.0)

Income tax benefit and (expense) on above items                            8.6            (0.4)             0.3
Tax allowance (5)                                                            -            14.1                -
                                                                    --------------- ---------------  --------------

   Impact on income (loss) before discontinued operations            $   (15.3)         $ 14.7          $  (0.7)
                                                                    =============== ===============  ==============

   Per diluted share impact                                          $   (0.16)         $  0.16          $(0.01)
                                                                    =============== ===============  ==============


Explanations:
1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.
2. Non-cash impairment charges to adjust the carrying value of the 24% equity investment in OxyVinyls to fair value as of June 30, 2007.
3. Environmental remediation costs for facilities either no longer owned or closed in prior years.
4. Debt retirement cost, which includes premium on early extinguishment and write-off of unamortized discount.
5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.


                                                2Q07         2Q06         1Q07         3Q06         4Q06
                                             ------------ ------------ ------------ ------------ ------------
Business Segments

Sales:
   Vinyl Business                               $ 229.0      $ 252.6       $ 209.1    $   243.8     $  192.2
   International Color and
     Engineered Materials                         155.9        133.6         149.7        134.2        133.1
   PolyOne Distribution                           190.1        189.7         184.4        182.1        166.9
   All Other                                      155.9        157.8         155.5        152.6        138.8
   Corporate and eliminations                     (42.1)       (47.3)        (40.9)       (46.5)       (35.8)
                                             ------------ ------------ ------------ ------------ ------------

     Sales                                      $ 688.8      $ 686.4       $ 657.8     $  666.2     $  595.2
                                             ============ ============ ============ ============ ============

Operating income (loss):
   Vinyl Business                              $   15.4     $   22.1      $   18.9    $    13.2    $    10.6
   International Color and
     Engineered Materials                           8.3          6.7           6.5          5.4          3.3
   PolyOne Distribution                             6.5          5.1           4.6          4.3          3.6
   Resin and Intermediates                         12.0         29.0           4.3         27.8          9.6
   All Other                                        4.8          3.0           1.5         (1.2)        (2.4)
   Corporate and eliminations                     (34.6)        (2.3)         (9.3)       (13.1)        (2.3)
                                             ------------ ------------ ------------ ------------ ------------

     Operating Income                          $   12.4     $   63.6      $   26.5    $    36.4    $    22.4
                                             ============ ============ ============ ============ ============

                                                                    Attachment 7

            Reconciliation of Non-GAAP Financial Measures (Unaudited)
                      (In millions, except per share data)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                                        2Q07            2Q06            1Q07
                                                                    --------------  --------------  --------------
Continuing operations:
Operating income before special items                                   $  36.3       $   62.6       $   27.5
Special items in continuing operations, before tax                        (23.9)           1.0           (1.0)
                                                                    --------------  --------------  --------------
   Operating income                                                     $  12.4       $   63.6       $   26.5
                                                                    ==============  ==============  ==============

Continuing operations:
Income per share before impact of special items                         $  0.10       $   0.30       $   0.09
Per share impact of special items, after tax                              (0.16)          0.16          (0.01)
                                                                    --------------  --------------  --------------
   Diluted income (loss) per share                                      $ (0.06)      $   0.46       $   0.08
                                                                    ==============  ==============  ==============


                                                                 Three Months Ended           Six Months Ended
                                                             --------------------------- ---------------------------
                                                              June 30,       June 30,      June 30,      June 30,
                                                                2007           2006          2007          2006
                                                             ------------  ------------- ------------- -------------

Reconciliation to Condensed Consolidated Statement of
  Cash Flows

Net cash provided by operating activities                       $  96.5       $  60.0        $100.3       $  49.2
Net cash provided (used) by investing activities                  (12.9)         (5.8)        (16.4)          8.8
Decrease (increase) in sale of accounts receivable                (89.2)            -         (89.2)          7.9
Premium on early extinguishment of debt                            (5.3)         (1.2)         (5.3)         (1.2)
Other financing activities                                         (0.9)          0.6          (1.0)          2.3
Effect of exchange rate changes on cash                             1.5           1.6           2.4           0.8
                                                             ------------  ------------- ------------- -------------

Increase (decrease) in borrowed debt less cash and
  cash equivalents                                               $(10.3)      $  55.2       $  (9.2)      $  67.8
                                                             ------------  ------------- ------------- -------------

Less proceeds from sale of discontinued business, net of
   note receivable                                                    -             -             -         (17.3)
Less proceeds from exercise of stock options                       (0.4)         (0.7)         (0.7)         (2.8)
                                                             ------------  ------------- ------------- -------------

Operating cash flow                                              $(10.7)      $  54.5       $  (9.9)      $  47.7
                                                             ============  ============= ============= =============


                                                                  Attachment 7A

            Reconciliation of Non-GAAP Financial Measures (Unaudited)

               Gross margin, gross margin percentage of sales and
                Non-Vinyl business sales and gross margin defined
                        (In millions, except percentages)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.


                                                                2Q07       2Q06       1Q07
                                                               ----------------------------

Sales to gross margin -
Sales                                                          $688.8     $686.4     $657.8
Cost of sales                                                   594.1      590.6      561.9
Depreciation and amortization expense
  related to cost of sales activities                            11.1       10.2       10.7
Other Total gross margin                                         (1.1)      (0.4)      (0.4)
                                                               ----------------------------
                                                               $ 84.7     $ 86.0     $ 85.6
                                                               ============================

  Total gross margin as a % of sales                             12.3%      12.5%      13.0%

Definition of Non-Vinyl business gross margin and sales

  Vinyl Business Operating Income                              $ 15.4     $ 22.1     $ 18.9

  Selling & administrative costs                                  8.6        8.7        9.0
  Loss (income) from equity affiliates and minority interest     (0.2)       0.2       (0.1)
  LIFO / FIFO inventory costs Vinyl Business gross margin        (1.8)       0.5        0.5
                                                               ----------------------------
                                                               $ 22.0     $ 31.6     $ 28.3
                                                               ============================

  Non-Vinyl business gross margin                              $ 62.7     $ 54.4     $ 57.3
  Gross margin as a % of sales                                   12.7%      11.5%      11.9%

Total Sales                                                    $688.8     $686.4     $657.8
  Vinyl Business sales                                         (229.0)    (252.6)    (209.1)
                                                               ----------------------------
                                                                459.8      433.8      448.7
  Intercompany elimination Non-Vinyl business sales              33.0       37.5       31.3
                                                               ----------------------------
                                                               $492.8     $471.3     $480.0
                                                               ============================

Senior management uses gross margins as a key metric to assess the performance of the Company's operating segments in comparison to the targets established in the long-term strategic plan developed by each of the operating segments. Senior management believes that this measure is useful in evaluating current profitability levels, how current levels may serve as a base for future performance and assess the progress of each operating segment in achieving its strategic initiatives.